Exhibit 3.05

AMENDMENT TO
CERTIFICATE OF DESIGNATION
OF RIGHTS AND PREFERENCES OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
INTEGRAL TECHNOLOGIES, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned Chief Executive Officer of Integral Technologies, Inc., a Nevada corporation (the “Corporation”), does hereby certify as follows:

1.           On September 30, 1999, the Corporation executed a Certificate of Designation of Rights and Preferences of Series A convertible Preferred Stock (the “Series A Certificate of Designation”).  The date of filing of the Series A Certificate of Designation with the Secretary of State of Nevada was October 29, 1999.

2.           Section 7 of the Series A Certificate of Designation is hereby superceded and replaced as follows:

7.           Redemption by the Corporation.  The Corporation, at the option of the Board, may redeem, in whole or in part, the Series A Convertible Preferred Stock at any time by paying to the holders or record a per share cash redemption price based on the following schedule:

(i)  If the Corporation redeems within one year after the date the Series A Convertible Preferred Stock is issued to the holder, the redemption price shall be $1.50 for each share of Series A Convertible Preferred Stock so redeemed.

(ii)  If the Corporation redeems after one year but less than two years after the date the Series A Convertible Preferred Stock is issued to the holder, the redemption price shall be $2.00 for each share of Series A Convertible Preferred Stock so redeemed.

(iii)  If the Corporation redeems after two years but less than three years after the date the Series A Convertible Preferred Stock is issued to the holder, the redemption price shall be $2.50 for each share of Series A Convertible Preferred Stock so redeemed.

(iv)  If the Corporation redeems after three years but less than four years after the date the Series A Convertible Preferred Stock is issued to the holder, the redemption price shall be $3.00 for each share of Series A Convertible Preferred Stock so redeemed.

(v)   If the Corporation redeems after four years but less than five years after the date the Series A Convertible Preferred Stock is issued to the holder the redemption price shall be $3.50 for each share of Series A Convertible Preferred Stock so redeemed.

(vi)  If the Corporation redeems after five years but less than six years after the Series A Convertible Preferred Stock is issued to the holder the redemption price shall be $4.00 and increasing $0.50 per year thereafter for each share of Series A Convertible Preferred Stock so redeemed.

If the Corporation elects to exercise this redemption right, the Corporation shall give written notice of the date fixed for redemption at least 14 days prior thereto to the holders of record of the Series A Convertible Preferred Stock to be redeemed.  Upon redemption, holders shall be paid the applicable redemption price per share of Series A Convertible Preferred Stock plus all accrued and unpaid distributions declared or accrued, at the date fixed for redemption.  At any time prior to the date fixed for redemption, holders may elect to convert, in whole or in part, the Series A Convertible Preferred Stock pursuant to paragraph 5.  The Board shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which and the terms and conditions upon which the Series A Convertible Preferred Stock shall be redeemed.  In addition, on such date the holders of Series A Convertible Preferred Stock shall no longer be entitled to any distributions and shall not have any rights or interests as holders of said shares, except to receive the payment herein designated, without interest thereon, upon presentation and surrender of their certificates therefor.

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3.The foregoing amendment to the Series A Certificate of Designation has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the holders of the Corporation’s Series A Convertible Preferred Stock in accordance with the provisions of Sections 78.1955, 78.315, and 78.320 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock to be signed by William S. Robinson, its Chief Executive Officer, this 14th day July 2009.

Integral Technologies, Inc.

By: /s/ William S. Robinson
William S. Robinson
Chief Executive Officer